September 7, 2010

John Cox
106 Grey Bridge Row
Cary, NC 27513

Dear John,

I am pleased to confirm your current position and compensation.

Job Title: Your current job title is EVP, Pharmaceutical Operations & Technology.

Reporting Relationship: In this position, you report to George Scangos, Chief Executive Officer.

Work Location: Your position is based at our Weston, Massachusetts facility.

Base Salary: Effective September 6, 2010, your biweekly salary is $17,307.70, equivalent to an annual salary of
$450,000.20, and paid in accordance with our standard payroll policies.

Annual Bonus Plan: Your target bonus opportunity under the Biogen Idec Annual Bonus Plan is 55% of your annualized base salary. Please refer to the Plan documents for further details about eligibility and payment provisions.

Stock Trading Plan: As an Executive Vice President of the Company, you are required to enter into a 10b5-1 stock trading plan for all open market trades in Biogen Idec stock. A 10b5-1 plan allows you to buy or sell Biogen Idec securities at pre-defined times and/or prices and provides an affirmative defense against insider trading liability. More information on 1Ob5-1 trading plans is available on iNet.

Relocation: Biogen Idec will provide relocation benefits to facilitate your move from Cary, N.C. to the Boston area. The relocation benefits and payments will be provided to you after you sign the enclosed U.S. Domestic Relocation Policy Acknowledgment and Relocation Repayment Agreement, which detail the terms and conditions of your relocation package. Payments and reimbursements will be made in accordance with Biogen Idec's relocation policy, which is enclosed and to which you should refer for more details on your relocation benefits.

Additional Executive Benefits

Vacation: You are entitled to 25 vacation days per year, accrued on a per pay period basis.

Supplemental Savings Plan: You are entitled to participate in Biogen Idec's Supplemental Savings Plan (SSP). This plan allows you to make pre-tax deferrals of up to 80% of your base salary and up to 100% of your Annual Bonus payment and certain other eligible incentive payments. Your contributions to this plan may be limited by your contributions towards other plans (e.g., 401(k), ESPP, medical, etc.).

Life Insurance: You will be provided life insurance coverage equal to three times your annual base salary, subject to meeting the medical standards stated in the group term life insurance policy for U.S. employees. Biogen Idec pays the premium for this insurance. The IRS requires employers to impute the value of company-paid life insurance for coverage over $50,000. This imputed income will be displayed on your pay stub.

Severance: Under certain circumstances, you will be entitled to receive severance benefits. Your severance benefits are explained in detail in the attached executive severance document.

Tax Preparation, Financial and Estate Planning: You are entitled to reimbursement of up to $7,500 per calendar year (January 1 - December 31) for expenses incurred due to tax preparation, financial and/or estate planning services, as well as the purchase of tax preparation and/or financial planning software. Reimbursement must be made no later than the end of the calendar year following the year in which the expense is incurred, and must be requested within the deadlines and processes established in the policy.

Your employment at Biogen Idec continues to be employment at-will. This means that just as you are free to leave your employment at any time, with or without cause or notice, Biogen Idec also has the same right to terminate your employment at any time, with or without cause or notice.

Regards,

/s/ Susan Stemper
Susan Stemper
Senior Director, Global Compensation

cc: Maura Bullock